Exhibit 99.2

AKUMIN INC.

AMENDED AND RESTATED

RESTRICTED SHARE UNIT PLAN

Adopted as of November 14, 2017

AKUMIN INC.

AMENDED AND RESTATED RESTRICTED SHARE UNIT PLAN

The purpose of this Amended and Restated Restricted Share Unit Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing to the directors, officers, employees and consultants of the Company a performance incentive for continued and improved services with the Company and its Affiliates.

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Affiliate” means a related entity of the Company within the meaning of National Instrument 45-106 – Prospectus Exemptions, as amended or replaced from time to time;

(b)	“Applicable Withholding Taxes” has the meaning given to that term in Section 2.6(1);

(c)	“Board” means the Board of Directors of the Company or, as applicable, such committee of the Board to which the Board may choose to delegate authority to administer the Plan;

(d)	“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario;

(e)

“Cause” (i) if the Participant has a written employment agreement with the Company or an Affiliate in which “cause” is defined, “cause” as defined therein; or otherwise (ii) (A) the inability of the Participant to perform his duties due to a legal impediment such as an injunction, restraining order or other type of judicial judgment, decree or order entered against the Participant; (B) excessive absenteeism, flagrant neglect of duties, serious misconduct, or conviction of fraud; and (C) any other act or omission of the Participant which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee;

(f)	“Change of Control” means:

(i)

a reorganization, amalgamation, merger or other business combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Company and any one or more of its Affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the Shares and other securities of the Company immediately prior to such reorganization, amalgamation, merger, business combination or plan of arrangement do not, following the completion of such reorganization, amalgamation, merger, business combination or plan of arrangement, beneficially own, directly or indirectly, more than fifty percent (50%) of the resulting voting rights (on a fully-diluted basis) of the Company or its successor;

(ii)	the sale to a person, other than an Affiliate of the Company, of all or substantially all of the Company’s assets; or

(iii)

a change in the composition of the Board, which occurs at a single meeting of the shareholders of the Company or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

(g)

“Consultant” means a person or company, other than an employee, executive officer or director of the Company or an Affiliate, that: (i) is engaged to provide services to the Company or an Affiliate, other than services provided in relation to a distribution, (ii) provides the services under a written contract with the Company or an Affiliate, and (iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate, and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner;

(h)	“Company” means Akumin Inc. and its respective successors and assigns;

(i)

“Date of Grant” means the date on which a particular Restricted Share Unit is granted by the Board as evidenced by the Grant Agreement pursuant to which the applicable Restricted Share Unit was granted;

(j)	“Disability” means the inability of a Participant to perform the duties associated with his position for 270 consecutive days as a result of his incapacity due to physical or mental illness;

(k)

“Eligible Person” means, subject to all applicable laws, any employee, executive officer, director or Consultant of (i) the Company or (ii) any Affiliate of the Company (and includes any such person who is on a leave of absence authorized by the Board or the board of directors of any Affiliate), and also includes any Permitted Assign of any such person;

(l)

“Expire” means, with respect to a Restricted Share Unit, the termination of such Restricted Share Unit, on the occurrence of which such Restricted Share Unit is void, incapable of settlement, and of no value whatsoever; and Expires and Expired have a similar meaning;

(m)

“Governmental Entity” means any applicable (a) multinational, federal, provincial, state, municipal, local or other governmental or public department, commission, board, bureau or agency, (b) any subdivision or authority of any of the foregoing, or (c) any quasi-governmental body exercising (with proper jurisdiction) any regulatory or taxing authority under or in respect of any of the above;

(n)

“Grant Agreement” means an agreement between the Company and a Participant under which a Restricted Share Unit is granted, substantially in the form attached hereto as Schedule “A“ , as may be amended from time to time;

(o)	“insider” means an “insider” as defined under Section 1 of the Securities Act (Ontario);

(p)

“IPO” means an initial public offering by the Company of its Shares by way of prospectus or registration statement filed with the applicable securities regulatory authorities in a province of Canada or the United States, as applicable;

(q)	“ITA” means the Income Tax Act (Canada), and the regulations thereunder;

(r)

“Market Value” means, in relation to a Share, (i) if the Shares are not listed on a Stock Exchange, the fair market value of the Share as determined by the Board; or (ii) if the Shares are listed on one or more Stock Exchanges, the volume weighted average trading price of the Shares on any Stock Exchange on which the Shares are listed for the five (5) immediately preceding trading days;

(s)	“Participant” means an Eligible Person to whom a Restricted Share Unit has been granted;

(t)	“Permitted Assign” means, for an employee, executive officer, director or Consultant of the Company or any Affiliate:

(i)	a trustee, custodian or administrator acting on behalf of, or for the benefit of the person;

(ii)	a holding entity of the person;

(iii)	a registered retirement savings plan or registered retirement income fund of the person;

(iv)	a spouse of the person;

(v)	a trustee, custodian or administrator acting on behalf of, or for the benefit of the spouse of the person;

(vi)	a holding entity of the spouse of the person; or

(vii)	a registered retirement savings plan or registered retirement income fund of the spouse of the person.

(u)	“Plan” means this Amended and Restated Restricted Share Unit Plan, as amended from time to time;

(v)

“Restricted Share Unit” or “RSU” means a unit granted or credited to an RSU Participant’s notional account pursuant to the terms of this Plan that, subject to the provisions hereof, entitles an RSU Participant to receive one Share in accordance with the terms set forth in the Plan;

(w)	“RSU Settlement Date” has the meaning ascribed thereto in Section 4.1(1);

(x)

“Shares” means common shares in the capital of the Company, and includes any shares of the Company into which such shares may be changed, classified, reclassified, subdivided, consolidated or converted from time to time;

(y)

“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism of the Company involving the issuance or potential issuance of securities of the Company from treasury, including without limitation a Share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise, but does not include any such arrangement which does not involve the issuance from treasury or potential issuance from treasury of securities of the Company;

(z)	“Shareholders” means holders of Shares;

(aa)

“Stock Exchange” means the TSX or, if the Shares are not listed or posted for trading on the TSX but are listed and posted for trading on another stock exchange, the stock exchange on which the Shares are listed or posted for trading;

(bb)	“Stock Option Plan” means the Company’s Stock Option Plan adopted as of August 12, 2015, as may be amended from time to time;

(cc)

“Termination Date” means the date on which a Participant ceases to be an Eligible Person as a result of a termination of employment or retention with the Corporation or an Affiliate for any reason, including death, retirement, or resignation with or without cause. For the purposes of the Plan, a Participant’s employment or retention with the Corporation or an Affiliate shall be considered to have terminated effective on the last day of the Participant’s actual and active employment or retention with the Corporation or Affiliate, whether such day is selected by agreement with the individual, or unilaterally by the Participant or the Corporation or Affiliate, and whether with or without advance notice to the Participant. For the avoidance of doubt, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of such termination of employment or retention that follows or is in respect of a period after the Participant’s last day of actual and active employment or retention shall be considered as extending the Participant’s period of employment or retention for the purposes of determining his entitlement under the Plan;

(dd)	“TSX” means the Toronto Stock Exchange; and

(ee)

“Vesting Date” means the date or dates determined in accordance with the terms of the Grant Agreement entered into in respect of such Restricted Share Units (as described in Section 3.2), on and after which a particular Restricted Share Unit will be settled, subject to amendment or acceleration from time to time in accordance with the terms hereof;

Section 1.2 Interpretation

(1)

Whenever the Board is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board.

(2)	In the Plan, words importing the singular shall include the plural and vice versa and words importing any gender include any other gender.

(3)	Unless otherwise specified in the Participant’s Grant Agreement, all references to money amounts are to Canadian currency.

(4)	As used herein, the terms “Article” and “Section” mean and refer to the specified Article and Section of this Plan, respectively.

(5)	The words “including” and “includes” mean “including (or includes) without limitation”.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Administration.

(1)	The Board shall administer this Plan. Nothing contained herein shall prevent the Board from adopting other or additional Share Compensation Arrangements or other compensation arrangements.

(2)

Subject to the terms and conditions set forth herein, the Board has the authority: (i) to grant Restricted Share Units to Participants; (ii) to determine the terms, including the limitations, restrictions, vesting period and other conditions, if any, of such grants; (iii) to interpret this Plan and all agreements entered into hereunder; (iv) on or following an IPO, to adopt, amend and rescind such administrative guidelines and other rules relating to this Plan as it may from time to time deem advisable, subject to required prior approval by any applicable Stock Exchange or Governmental Entity; and (v) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, interpretations, and determinations shall be conclusive and binding upon the Company, its subsidiaries, and all Participants, Eligible Persons and their legal, personal representatives and beneficiaries.

(3)

Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee thereof. For greater certainty, any such delegation by the Board may be revoked at any time at the Board’s sole discretion.

(4)

No member of the Board or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith, and the Company shall indemnify and save harmless each member of the Board with respect to any such action or determination provided that it was made or taken in good faith.

(5)

The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Shares or any other securities in the capital of the Company other than as specifically provided for in the Plan.

(6)

The Plan is considered an “evergreen” plan, since the shares covered by RSUs which have been issued shall be available for subsequent grants under the Plan and the number of RSUs available to grant increases as the number of issued and outstanding shares increases.

Section 2.2 Grant of RSUs, Shares Reserved and Participation Limits

(1)

Subject to the provisions of this Plan, the Board may grant RSUs to Participants upon the terms, conditions and limitations set forth herein and such other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Board may determine, provided that:

(a)

The maximum number of Shares which may be reserved for issuance under this Plan in respect of grants of Restricted Share Units to RSU Participants and pursuant to any other Share Compensation Arrangement of the Company (including under the Stock Option Plan) shall not exceed 10% of the issued and outstanding Shares from time to time on a non-diluted basis.

(b)

The number of Shares subject to any grants of RSUs (or portions thereof) that Expire or are forfeited, surrendered, cancelled or otherwise terminated prior to the delivery of the Shares pursuant to a grant of RSUs shall automatically become available to be made and subject to new grants under this Plan. In addition, if an option under the Stock Option Plan expires, is forfeited, or is cancelled for any reason, the Shares subject to that option shall be available for grants under this Plan, subject to any required prior approval by the Stock Exchange, if applicable at that time.

(c)	In addition to the foregoing, immediately following the Company’s IPO:

(i)

the number of Shares issuable to insiders, at any time, under all Share Compensation Arrangements of the Company, cannot exceed 10% of the number of Shares in the capital of the Company that are outstanding from time to time; and

(ii)

the number of Shares issued to insiders, within any one year period, under all Share Compensation Arrangements of the Company, cannot exceed 10% of the number of Shares in the capital of the Company that are outstanding from time to time.

(2)

In the event that a Participant receives Shares from the Company in satisfaction of a grant of Restricted Share Units during a Company-imposed black-out period, the Participant shall not be entitled to sell or otherwise dispose of such Shares until such black-out period has expired. In the event that a Participant’s Restricted Shares Units are set to Expire during a black-out period, such expiry date shall be automatically extended for ten (10) Business Days after the expiry of the black-out period following the date the relevant black-out period is lifted, terminated or removed.

Section 2.3 Amendment and Termination.

(1)

The Board may, in its sole discretion, suspend or terminate the Plan at any time or from time to time and/or amend or revise the terms of the Plan or of any Restricted Shares Units granted under the Plan and any Grant Agreement relating thereto provided that such suspension, termination, amendment, or revision shall:

(a)	not adversely alter or impair any Restricted Share Unit previously granted except as permitted by the terms of this Plan;

(a)	be in compliance with applicable law and subject to any regulatory approvals including, where required, the approval of the Stock Exchange; and

(b)	be subject to Shareholder approval, where required by law, the requirements of the Stock Exchange or this Plan.

(2)

If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force with respect to outstanding Restricted Shares Units will continue in effect as long as any such Restricted Shares Unit or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board will remain able to make such interpretations and amendments to the Plan or the Restricted Shares Units as they would have been entitled to make if the Plan were still in effect.

(3)

Subject to Section 2.3(1), the Board may from time to time, in its discretion and without the approval of Shareholders or Participants, make changes to the Plan or any Restricted Shares Unit that do not require the approval of Shareholders under Section 2.3(4) (if applicable), which may include but are not limited to:

(c)

any amendment of a “housekeeping” nature, including without limitation those made to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan regarding administration of the Plan;

(d)	changes that alter, extend or accelerate the terms of vesting or settlement applicable to any Restricted Shares Units;

(e)	any amendment to the Plan respecting administration and eligibility for participation under the Plan; and

(f)

an amendment of the Plan or a Restricted Shares Unit as necessary to comply with applicable law or the requirements of the Stock Exchange or any other regulatory body having authority over the Company, the Plan, the Participants or the Shareholders.

(4)	On or following an IPO, shareholder approval is required for the following amendments to the Plan:

(g)

any increase in the maximum number of Shares that may be issuable from treasury pursuant to Restricted Shares Units granted under the Plan (as set out in Section 2.2), other than an adjustment pursuant to 0;

(h)	extends the time for which a Restricted Shares Unit Expires beyond its original expiry date; and

(i)	any amendment to Section 2.3(3) and this Section 2.3(4).

(5)

No such amendment to the Plan shall cause the Plan to cease to be a plan described in section 7 of the ITA or any successor to such provision. For greater certainty, prior to an IPO, only approval of the Board is required for amendments to the Plan set out in 2.3(4) above.

Section 2.4 Compliance with Legislation

(1)

The administration of the Plan (including any amendments thereto), the terms of the grant of any Restricted Shares Unit under the Plan, the grant of Restricted Shares Units, and the Company’s obligation to issue Shares shall be subject to all applicable federal, provincial, state and foreign laws, rules and regulations, the rules and regulations of the Stock Exchange and any other stock exchange on which the Shares are listed or posted for trading, if applicable, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Company, be required. The Company shall not be obliged by any provision of the Plan or the grant of any Restricted Shares Unit hereunder to issue Shares in violation of such laws, rules and regulations or any condition of such approvals.

(2)

No Restricted Shares Unit shall be granted, and no Shares shall be issued hereunder, where such grant or issue would require registration of the Plan or of Shares under the securities laws of any foreign jurisdiction and any purported grant of any Restricted Shares Unit or purported issue of Shares hereunder in violation of this provision shall be void.

(3)

If applicable, the Company shall have no obligation to issue any Shares pursuant to this Plan unless upon official notice of issuance such Shares shall have been duly listed with the Stock Exchange (and any other stock exchange on which the Shares are listed or posted for trading). Shares issued to Participants pursuant to the settlement of Restricted Share Units may be subject to limitations on sale or resale under applicable securities laws.

(4)

Should the Board, in its sole and absolute discretion and subject to Section 2.3(5) determine that it is not desirable or feasible to provide for the settlement of Restricted Share Units, including by reason of any such laws, regulations, rules, orders or requirements, it shall notify the Participants of such determination and on receipt of such notice each Participant shall have the option of electing that such settlement obligations be satisfied by means of a cash payment by the Company equal to the Market Value of the vested Restricted Share Units. Each Participant shall comply with all such laws, regulations, rules, orders and requirements, and shall furnish the Company with any and all information and undertakings, as may be required to ensure compliance therewith.

Section 2.5 Effective Date

The Plan will become effective upon the approval of the Plan by the Board.

Section 2.6 Applicable Tax Withholdings and Deductions.

(1)

Notwithstanding any other provision contained herein, and together with Section 2.6(3) the Company or the relevant Affiliate, as applicable, shall be entitled to withhold from any amount payable to a Participant, either under this Plan or otherwise, such amounts as may be necessary so as to ensure that the Company or the relevant Affiliate is in compliance with all applicable withholding tax or other source deduction liabilities relating to the settlement of such Restricted Share Units (the “Applicable Withholding Taxes”).

(2)

It is the responsibility of the Participant to complete and file any tax returns which may be required within the periods specified in applicable laws as a result of the Participant’s participation in the Plan. The Company shall not be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan and the Participant shall indemnify and save harmless the Company from and against any and all loss, liability, damage, penalty or expense (including reasonable legal expense), which may be asserted against the Company or which the Company may suffer or incur arising out of, resulting from, or relating in any manner whatsoever to any tax liability in connection therewith.

(3)	For greater certainty, unless not required under the ITA or any other applicable law, no Shares will be issued until:

(a)	an amount sufficient to cover the Applicable Withholding Taxes payable on the settlement of Restricted Share Units has been received by the Company; or

(b)

if possible, the Participant undertakes to arrange for such number of Shares to be sold as is necessary to raise an amount equal to the Applicable Withholding Taxes, and to cause the proceeds from the sale of such Shares to be delivered to the Company.

Section 2.7 No Interest.

No interest or other amounts shall accrue to the Participant in respect of any amount payable by the Company to the Participant under this Plan or Restricted Share Unit.

Section 2.8 Non-Transferability

Except as set forth herein, Restricted Share Units are not transferable. Restricted Share Units may be settled only by:

(a)	the Participant to whom the Restricted Share Units were granted;

(b)

with the Company’s prior written approval and subject to such conditions as the Company may stipulate, such Participant’s family or any registered retirement savings plans, registered retirement income funds, or tax-free savings accounts of which the Participant is and remains the annuitant;

(c)	upon the Participant’s death, by the legal representative of the Participant’s estate; or

(d)	upon the Participant’s Disability, the legal representative having authority to deal with the property of the Participant.

Section 2.9 Participation in this Plan.

(1)

No Participant has any claim or right to be granted a Restricted Share Unit (including, without limitation, a Restricted Share Unit granted in substitution for any Restricted Share Unit that has expired pursuant to the terms of this Plan), and the granting of any Restricted Share Unit does not and is not to be construed as giving a Participant a right to continued employment or to remain a Consultant, director, officer or employee, as the case may be, of the Company or an Affiliate of the Company. Nothing contained in this Plan or in any Restricted Share Unit granted under this Plan shall interfere in any way with the rights of the Company or an Affiliate of the Company in connection with the employment, retention or termination of any such person.

(2)

No Participant has any rights or privileges as a Shareholder of the Company in respect of Shares that are issuable upon the settlement of a Restricted Share Unit pursuant to the terms of this Plan until the allotment and issuance to the Participant of certificates representing such Shares or the entry of such Participant’s name on the share register of the Company as the holder of Shares, and that person becomes the holder of record of those Shares. The Participant or the Participant’s legal representative shall not, by reason of the grant of any Restricted Share Unit, be considered to be a Shareholder of the Company until a Restricted Share Unit has been duly settled and Shares have been issued in respect thereof.

(3)

Restricted Share Units shall be credited to an unfunded notional bookkeeping account established and maintained by the Company in the name of each Participant. Notwithstanding any other provision of the Plan to the contrary, a Restricted Share Unit shall not be considered or construed as an actual investment in Shares. Participants shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Affiliate. No assets of the Company or any Affiliate shall be held in any way as collateral security for the fulfillment of the obligations of the Company or any Affiliate under this Plan. Any and all of the Company’s or any Affiliate’s assets shall be, and remain, the general unrestricted assets of the Company or Affiliate.

(4)

The Company’s or any of its Affiliate’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company or such Affiliate to pay money in the future, and the rights of Participants shall be no greater than those of unsecured general creditors.

(5)

The Company makes no representation or warranty as to the future Market Value of the Shares or with respect to any income tax matters affecting the Participant resulting from the grant or settlement of a Restricted Share Unit or transactions in the Shares. With respect to any fluctuations in the Market Value of Shares, neither the Company, nor any of its directors, officers, employees, Shareholders or agents shall be liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares hereunder, or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Restricted Share Units will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Company does not assume responsibility for the income or other tax consequences resulting to the Participant and they are advised to consult with their own tax advisors.

Section 2.10 Notice

Any Notice required to be given pursuant to the Plan must be in writing. All notices to the Company must be delivered personally, by prepaid registered mail or by email and must be addressed to the secretary of the Company. All notices to the Participant will be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received: (i) if delivered personally, on the date of delivery; (ii) if sent by prepaid, registered mail, on the fifth Business Day following the date of mailing; or (iii) if sent by email, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes hereof. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

Section 2.11 Right to Issue Other Shares

The Company shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, repurchasing Shares or varying or amending its share capital or corporate structure.

Section 2.12 Conformity to Plan

In the event that a Restricted Share Unit is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of this Plan, or purports to grant Restricted Share Units on terms different from those permitted under this Plan, the Restricted Share Unit, or the grant of such Restricted Share Unit shall not be in any way void or invalidated, but the Restricted Share Unit so granted will be adjusted to become, in all respects, in conformity with this Plan.

Section 2.13 Dividend Equivalent Payments

In the event a dividend becomes payable on the Shares, then on the payment date for such dividend, each Participant’s notional account shall, unless otherwise determined by the Board in respect of any grant of Restricted Share Units, be credited with additional Restricted Share Units (including fractional Restricted Share Units) of the same kind as credited in such Participant’s applicable notional account, the number of which shall be determined by dividing: (i) the amount determining by multiplying (a) the number of Restricted Share Units in such Participant’s notional account (whether vested or unvested) on the record date for the payment of such dividend by (b) the dividend paid per Share, by (ii) the Market Value of a Share on the dividend payment date for such dividend, in each case, with fractions computed to two decimal places. Such additional Restricted Share Units (including fractional Restricted Share Units), if credited, shall vest on the same basis as the underlying Restricted Share Units.

Section 2.14 Adjustments.

Subject to any required approval by the Stock Exchange or regulatory authority, in the case of any merger, amalgamation, arrangement, rights offering, subdivision, consolidation, or reclassification of the Shares or other relevant change in the capitalization of the Company, or stock dividend or distribution (excluding dividends or distributions which may be paid in cash or in Shares at the option of the Shareholder), or exchange of the Shares for other securities or property, the Company shall make appropriate adjustments in the Shares issuable or amounts payable, as the case may be, as determined as appropriate by the Board, to preclude a dilution or enlargement of the benefits hereunder, and any such adjustment (or non-adjustment) by the Company shall be conclusive, final and binding upon the Participants. However, no amount will be paid to, or in respect of, the Participants under the Plan or pursuant to any other arrangement, and no additional Restricted Share Units will be granted to such Participant to compensation for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

Section 2.15 Cancellation of RSUs.

Upon payment in full of the value of the Restricted Share Units, the Restricted Share Units shall be cancelled and no further payments shall be made from the Plan in relation to such Restricted Share Units.

Section 2.16 Governing Law

The Plan shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

ARTICLE 3

RESTRICTED SHARE UNITS

Section 3.1 Grant of Restricted Share Units.

(1)

Subject to the provisions of this Plan, the Board may grant Restricted Share Units to any Eligible Person upon the terms, conditions and limitations set forth herein and such other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Board may in its sole discretion determine.

(2)	The grant of a Restricted Share Unit shall be evidenced by a Grant Agreement, signed on behalf of the Company.

(3)	The Company shall maintain a notional account for each Participant, in which shall be recorded the number of vested and unvested Restricted Share Units granted or credited to such Participant.

(4)

The grant of a Restricted Share Unit to a Participant, or the settlement of a Restricted Share Unit, under the Plan shall neither entitle such Participant to receive nor preclude such Participant from receiving subsequently granted Restricted Share Units.

Section 3.2 Vesting.

Except as otherwise provided in a Participant’s Grant Agreement or any other provision of this Plan, the Vesting Dates shall be determined as below:

(a)	1/2 of the Restricted Share Units granted pursuant to Section 3.1 shall vest on the first (1st) anniversary of the Date of Grant; and

(b)	1/2 of the Restricted Share Units granted pursuant to Section 3.1 shall vest on the second (2nd) anniversary of the Date of Grant.

ARTICLE 4

SETTLEMENT & EXPIRY

Section 4.1 Settlement of Restricted Share Units.

(1)

Except as otherwise provided in a Participant’s Grant Agreement or any other provision of this Plan all of the vested Restricted Share Units covered by a particular grant shall be settled as soon as practicable following their Vesting Date (the “RSU Settlement Date”).

(2)

Subject to Section 4.2, settlement of Restricted Share Units shall take place promptly following the RSU Settlement Date and the Company shall deliver a share certificate to the Participant or the entry of the Participant’s name on the share register for the Shares.

Section 4.2 Determination of Amounts.

For the purposes of determining the number of Shares from treasury to be issued and delivered to an Participant upon settlement of Restricted Share Units, such calculation will be made on the RSU Settlement Date based on the whole number of Shares equal to the whole number of vested Restricted Share Units then recorded in the Participant’s Restricted Share Unit notional account which the Participant desires to settle pursuant to the RSU Settlement Notice. Shares issued from treasury will be issued in consideration for the past services of the Participant to the Company and the entitlement of the Participant under this Plan shall be satisfied in full by such issuance of Shares. No fractional Shares shall be issued.

Section 4.3 Termination.

(1)	Unless otherwise provided in the Participant’s Grant Agreement and regardless of any adverse or potentially adverse tax or other consequences resulting from the following:

(a)

if a Participant ceases to be an Eligible Person as a result of such Participant’s termination for Cause, any unvested Restricted Share Units held by such Participant shall Expire on the Termination Date and be of no further force or effect whatsoever and such Participant shall no longer be eligible for a grant of RSUs; and

(b)

if a Participant ceases to be Eligible Person as a result of such Participant’s retirement in accordance with the Company’s then applicable retirement policy or a determination of the Board, as a result of the Participant’s termination without Cause, Disability as a result of the Participant’s voluntary resignation from any position or employment with the Company or its Affiliates (other than his retirement), or as a result of such Participant’s death, any unvested Restricted Share Units held by such Participant shall vest and be settled on the Termination Date in accordance with Section 4.1.

(2)

The Participant shall have no entitlement to damages or other compensation arising from or related to not receiving any awards which would have vested or accrued to such Participant after the date of cessation of employment or if working notice of termination has been given. However, nothing herein is intended to limit any statutory entitlements on termination and such statutory entitlements shall, if required, apply despite this language to the contrary. No period of notice or payment in lieu of notice that follows the Participant’s last day of actual and active employment shall be deemed to extend the period of employment for the purpose of determining the Participant’s rights or entitlements under the Plan.

ARTICLE 5

CHANGE OF CONTROL

Section 5.1 Conversion or Exchange of Restricted Share Units.

Notwithstanding anything else in this Plan or any Grant Agreement, the Board has the right to provide for the conversion or exchange of any outstanding Restricted Share Units into or for units, rights or other securities in any entity participating in or resulting from a Change of Control, provided that the value of previously granted Restricted Share Units and the rights of Participants are not materially adversely affected by any such changes.

Section 5.2 Acceleration of Vesting.

Unless otherwise provided in the Grant Agreement, if a Change of Control occurs and the Restricted Share Units are not converted or exchanged pursuant to Section 5.1, the vesting of all Restricted Share Units shall be accelerated to the date of the Change of Control.

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SCHEDULE “A”

AKUMIN INC.

RESTRICTED SHARE UNIT GRANT AGREEMENT

Restricted Share Unit Grant Agreement effective as of                                 , 20                 between AKUMIN INC., a company existing under the laws of Ontario (the “Company”) and                                 , an individual residing in                              (the “Participant” or “you”).

WHEREAS the Company has adopted an Amended and Restated Restricted Share Unit Plan (the “Plan”, as it may be amended from time to time), which Plan provides for the granting of Restricted Share Units to Participants (as defined in the Plan), entitling Participants, to receive on settlement of vested Restricted Share Units, Shares in the capital of the Company;

AND WHEREAS the Company desires to continue to receive the benefit of the your services and to more fully align your interests with the Company’s and its Affiliates’ future success;

AND WHEREAS the board of directors of the Company (the “Board”) approved the granting of Restricted Share Units to you, upon the terms and conditions hereinafter provided;

AND WHEREAS the Company desires to grant to you Restricted Share Units upon the terms and conditions hereinafter provided;

AND WHEREAS capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.

Restricted Share Units. The Company hereby grants to you, as of                                 , 20                , subject to the terms and conditions hereinafter set forth,                  Restricted Share Units (the “Restricted Share Units”), vesting in accordance with the terms of this Agreement and in accordance with the Plan.

2.	Vesting of the Restricted Share Units. Subject to the vesting restrictions in Section 3 (if any), the Restricted Share Units shall vest according to the following table:

Vesting Date                    % of Restricted Share Units Vested

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3.

Subject to Plan. This Restricted Share Units shall be subject in all respects to the provisions of the Plan, the terms and conditions of which are hereby expressly incorporated by reference, as same may be amended from time to time in accordance therewith. A copy of the Plan shall be provided to the Participant upon his reasonable request from time to time.

4.	Shareholder Rights. You shall have no rights whatsoever as a shareholder in respect of any of the Restricted Share Units.

5.	Transfer of Restricted Share Unit. The Restricted Share Units granted pursuant to this Agreement shall not be assignable or transferable by you, except in accordance with the Plan.

6.

Employment Considerations. Subject to the terms of the Plan, you acknowledge that you shall have no entitlement to damages or other compensation arising from or related to not receiving any awards which would have vested or accrued to you after the date of cessation of employment or if working notice of termination has been given. However, nothing herein is intended to limit any statutory entitlements on termination and such statutory entitlements shall, if required, apply despite this language to the contrary. No period of notice or payment in lieu of notice that follows your last day of actual and active employment shall be deemed to extend your period of employment for the purpose of determining your rights or entitlements under the Plan.

7.	Notice. Any notice required or permitted to be given hereunder shall be given in accordance with, and subject to, the provisions of the Plan.

8.

Governing Law. This Agreement and the Restricted Share Units shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.

French Language. The parties agree that this Agreement as well as all documents relating thereto be drawn up in the English language only. Les parties seront censes avoir requis que cette contrat de meme que tous les documents s’y rattachant soient rediges en anglais seulement.

10.

Execution. This Agreement may be executed (including by electronic means) in any number of counterparts, each of which (including any electronic transmission of an executed signature page), is deemed to be an original, and such counterparts together constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have caused this Restricted Share Unit agreement to be executed as of the date hereof.

AKUMIN INC.

Per:

Authorized Signing Officer

NAME OF PARTICIPANT: .

SIGNATURE OF PARTICIPANT: .

ADDRESS: .

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